UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2008

The First Marblehead Corporation

(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 895-4283

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On May 8, 2008, The First Marblehead Corporation (the “Corporation”) announced its financial and operating results for the third quarter of fiscal 2008 and the nine-month period ended March 31, 2008. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 7.01.	Regulation FD Disclosure

Static Pool Data; Supplemental Presentation

The Corporation has posted to its website static pool data as of March 31, 2008 with respect to certain securitization trusts facilitated by the Corporation, together with a supplemental presentation. The static pool information includes borrower payment status, delinquency, cumulative loss and prepayment data as of March 31, 2008. The supplemental presentation includes channel-specific loans available for securitization by fiscal year, parity ratios by trust, net recovery rates by trust, FICO score ranges by year of origination and by channel, FICO score distributions for loans disbursed since January 1, 2007, payment status by trust, six-month rolling prepayment rates by trust and trust cash flow projections as of March 31, 2008 (the “Projections”).

The static pool data and supplemental information can be found on the Corporation’s website, www.firstmarblehead.com, by clicking “Investors.” In addition, the static pool information is furnished as Exhibit 99.2, and the supplemental presentation is furnished as Exhibit 99.3, to this current report on Form 8-K and each is incorporated under this Item 7.01 by reference.

Under generally accepted accounting principles, the Corporation is required to estimate the fair value of additional structural advisory fees and residuals from securitization trusts as if they are investments in debt securities classified as available-for-sale or trading. Accordingly, the Corporation records additional structural advisory fees and residuals receivables on its balance sheet at estimated fair value using a discounted cash flow model. Because there are no quoted market prices for the additional structural advisory fees and residuals receivables, the Corporation uses certain key assumptions to estimate their values. The Corporation estimates the fair value of its service receivables both initially and at each subsequent quarter and reflects the change in the value in earnings for that period. As of March 31, 2008, the Corporation reported structural advisory fees receivables of $136.3 million and residuals receivables of $330.8 million.

The Projections are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. They illustrate the amount and timing of cash flows expected to be released to the Corporation from additional structural advisory fees and residuals, based on the Corporation’s key valuation assumptions and cash flow estimates from outstanding securitization trusts as of March 31, 2008. You are cautioned that the valuation assumptions require the Corporation’s subjective judgment and are susceptible to change. The Corporation has made in the past, and will likely need to make in the future, adjustments to its valuation assumptions. The actual cash releases from additional structural advisory fees and residuals that the Corporation receives from the trusts, and the actual timing of receipt, could be materially different than reflected in the Projections as a result of variances between the actual performance of the securitization trusts and the assumptions as of March 31, 2008, including assumptions relating to the sufficiency of trusts’ pledged funds, the cumulative default rates of each trust and the claims paying ability of The Education Resources Institute, Inc., the guarantor of the student loans held by the trusts.

The Projections are intended to supplement the financial information provided in the Corporation’s press release issued on May 8, 2008 and on the related earnings conference call, and are not intended to be read in isolation. The Corporation provided the Projections in order to assist investors in assessing the Corporation’s liquidity needs and to provide additional information related to the Corporation’s existing additional structural advisory fees and residuals receivables. Important information relating to the Corporation’s key valuation assumptions, including risk factors that you should consider in evaluation the Projections and details of changes to the valuation assumptions made during the most recent fiscal quarter, will be included in the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2008.

The information contained in this current report on Form 8-K, including Exhibits 99.1, 99.2 and 99.3, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits relating to Items 2.02 and 7.01 shall be deemed to be furnished, and not filed:

99.1	Press release issued by the Corporation on May 8, 2008 entitled, “First Marblehead Announces Third Quarter Fiscal 2008 Results”

99.2	Static pool data as of March 31, 2008

99.3	Supplemental presentation dated May 8, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION

Date: May 8, 2008	By:	/s/ Peter B. Tarr
Peter B. Tarr
Chairman of the Board and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by the Corporation on May 8, 2008 entitled, “First Marblehead Announces Third Quarter Fiscal 2008 Results”

99.2	Static pool information as of March 31, 2008

99.3	Supplemental presentation dated May 8, 2008